Stradley Ronon Stevens & Young, LLP 2600 One Commerce Square Philadelphia, PA 19103-7098 Telephone: (215) 564-8000

August 16, 2023

Board of Trustees

Quaker Investment Trust

261 North University Drive, Suite 520

Ft. Lauderdale, FL 33324

Re:	Post-Effective Amendment No. 99 to Registration Statement on Form N-1A File Nos. 033-38074; 811-06260

Ladies and Gentlemen:

We have acted as counsel to the Quaker Investment Trust, a Delaware statutory trust (the “Trust”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission of Post-Effective Amendment No. 96 (the “Amendment”) to the Trust’s Registration Statement on Form N-1A (the “Registration Statement”) under the Securities Act of 1933, as amended, and the Investment Company Act of 1940 Act, as amended. The purpose of the Amendment is to register an indefinite number of shares of beneficial interest, without par value (the “Shares”), of a new series, the CCM Affordable Housing MBS ETF (the “Fund”).

We have reviewed the Trust’s Agreement and Declaration of Trust, By-laws and resolutions adopted by the Trust’s Board of Trustees (“Resolutions”) in connection with the preparation and filing of the Amendment, as well as originals or copies, certified or otherwise identified to our satisfaction, of such other documents and records as we have deemed necessary or advisable for purposes of this opinion. As to various questions of fact material to our opinion, we have relied upon information provided by officers of the Trust.

This opinion is based exclusively on the provisions of the Delaware Statutory Trust Act governing the issuance of the shares of the Trust and does not extend to the securities or “blue sky” laws of the State of Delaware or other States.

We have assumed the following for purposes of this opinion:

a)	The Trust will remain a valid and existing statutory trust under the laws of the State of Delaware.
b)	The provisions of the Agreement and Declaration of Trust and the By-laws relating to the issuance of the shares of the Fund will not be modified or eliminated.
c)	The Resolutions will not be modified or withdrawn and will be in full force and effect on the date of each issuance of the Shares of each Fund.
d)	The Shares of the Fund will be issued in accordance with the Agreement and Declaration of Trust, the By-laws and the Resolutions.
e)	The registration of the Shares, as previously authorized, will remain effective.
f)	The Shares will be issued against payment therefor as described in the Fund’s then-current Prospectus and Statement of Additional Information relating thereto and that such payment will have been at least equal to the applicable offering price.

Board of Trustees

Quaker Investment Trust

August 16, 2023

Both the Delaware Statutory Trust Act, as amended, and the Agreement and Declaration of Trust Agreement provide that shareholders of the Trust shall be entitled to a limitation on personal liability. There is a remote possibility, however, that, under certain circumstances, shareholders of a Delaware statutory trust may be held personally liable for that trust’s obligations to the extent that the courts of another state that does not recognize such limited liability were to apply the laws of such state to a controversy involving such obligations. The Agreement and Declaration of Trust also provides for indemnification out of assets belonging to the Fund for all loss and expense of any shareholder held personally liable for the obligations of such Fund. Therefore, the risk of any shareholder incurring financial loss beyond his or her investment due to shareholder liability is limited to circumstances in which the Fund is unable to meet its obligations and the express limitation of shareholder liabilities is determined by a court of competent jurisdiction not to be effective.

Based on and subject to the foregoing, we are of the opinion that the Shares of the Fund covered by the Amendment have been duly authorized and, when sold, issued and paid for as described in the then current Prospectus and Statement of Additional Information for the Fund, will be validly issued, fully paid and nonassessable.

We express no opinion concerning the laws of any jurisdiction other than the federal law of the United States of America and the laws of the State of Delaware applicable to trusts formed under the Delaware Statutory Trust Act, as amended, excluding securities or “blue sky” laws of the State of Delaware.

We consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Amendment and to the use of our name and to the reference to our firm under the caption “Legal Counsel” in the Fund’s Statement of Additional Information, which is included in the Amendment. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

STRADLEY RONON STEVENS & YOUNG, LLP

/s/Stradley Ronon Stevens & Young, LLP